Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
RADNET, INC.,
a Delaware corporation

RadNet, Inc., a Delaware corporation, hereby certifies that:

1.	The name of this corporation is RadNet, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was June 19, 2008.

2.
This Certificate of Amendment hereby amends the Certificate of Incorporation of this Corporation by adding the following new Article ELEVENTH immediately after Article TENTH of the Certificate of Incorporation:

ELEVENTH:      Bylaws.  The Board of Directors shall have the power and authority to adopt, amend or repeal the Bylaws of the Corporation.

3.
This corporation has not received any payment for any of its stock.  This Certificate of Amendment to the Certificate of Incorporation has been duly adopted by this Corporation’s sole incorporator in accordance with Section 241 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its incorporator and the foregoing facts stated herein are true and correct.

Dated: September 2, 2008		RADNET, INC.

	By:	/s/ Jeffrey L. Linden
Jeffrey L. Linden
Sole Incorporator